Exhibit 97

MERIT MEDICAL SYSTEMS, INC.

EXECUTIVE INCENTIVE COMPENSATION CLAWBACK POLICY

I.	Introduction

The Board of Directors (the “Board”) of Merit Medical Systems, Inc., a Utah corporation (the “Company”), believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and to require the recovery of certain executive incentive compensation in the event of an Accounting Restatement (as defined below). The Administrator has therefore adopted this policy which provides for the recoupment of certain executive incentive compensation in the event of an Accounting Restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D (“Section 10D”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder (“Rule 10D-1), and The Nasdaq Stock Market (“Nasdaq”) Listing Rule 5608 (“Rule 5608”) and will be interpreted and applied accordingly.

II.	Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation and Talent Development Committee (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitations in applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

III.	Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Administrator in accordance with Section 10D and the listing standards of Nasdaq, which includes each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act, and such other senior executives who may from time to time be deemed subject to this Policy by the Administrator (each, a “Covered Executive” and collectively, the “Covered Executives”).  Each Covered Executive shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

IV.	Recoupment; Accounting Restatement

In the event the Company determines to prepare an Accounting Restatement, the Administrator will promptly require reimbursement or forfeiture of any Erroneously Awarded Compensation received by any

Covered Executive, unless the Administrator determines in accordance with Section VI below that such recovery is impracticable. Recoupment of Erroneously Awarded Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Covered Executive has responsibility for the noncompliance that resulted in the Accounting Restatement.

For purposes of this Policy, the following terms shall have the following meanings:

●	“Accounting Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, within the meaning of Rule 10D-1 and Rule 5608. For the avoidance of doubt, an Accounting Restatement will not be deemed to occur in the event of a restatement of the Company’s financial statements due to an out-of-period adjustment or due to a (i) retrospective application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.
●	“Covered Incentive Compensation” means Incentive Compensation received on or after October 2, 2023: (i) by a person after beginning service as a Covered Executive, (ii) by a person who served as a Covered Executive at any time during the performance period for that Incentive Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement (or such longer period as required under Rule 5608 in the event the Company changes its fiscal year).
●	“Erroneously Awarded Compensation” means the amount of Covered Incentive Compensation that was received by each Covered Executive in excess of the Covered Incentive Compensation that would have been received by the Covered Executive had such Covered Incentive Compensation been determined based on the restated Financial Reporting Measure following an Accounting Restatement, computed without regard to taxes paid, as reasonably determined by the Administrator. For this purpose, if the amount of Covered Incentive Compensation that is received by a Covered Executive was based on the Company’s stock price or total shareholder return and is not subject to mathematical recalculation directly from the Accounting Restatement, the amount to be recovered as Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the Financial Reporting Measure upon which the Covered Incentive Compensation was received. The Company’s Corporate Secretary shall, on behalf of the Administrator, obtain and maintain all documentation of the determination of any such reasonable estimate and provide such documentation to Nasdaq when required.
●	“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from any such measure, and (ii) the Company’s stock price and the total shareholder return of the Company. A measure, however, need not be presented within the financial statements or included in a filing by the Company with the U.S. Securities and Exchange Commission (“SEC”) to constitute a Financial Reporting Measure. For example, Financial Reporting Measures may include revenues, net income, EBITDA, funds from operations, liquidity measures (such as working capital or free cash flow), and return measures (such as return on invested capital or return on assets).

●	“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For example, Incentive Compensation includes any of the following if so granted, earned or vested: (i) annual bonuses and other short- and long-term cash incentives, (ii) stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, (vi) performance shares, and (vii) performance units. For the avoidance of doubt, Incentive Compensation shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement plan or any notional account that is based on Incentive Compensation, as well as any earnings accrued thereon), but shall expressly exclude base salary not calculated with reference to attainment of a Financial Reporting Measure.

V.	Method of Recoupment

The Administrator will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation, any of the following:

●	Requiring reimbursement of cash Incentive Compensation previously paid;
●	Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
●	Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive (including any severance otherwise payable by the Company to the Covered Executive);
●	Making a deduction from the Covered Executive’s salary;
●	Cancelling, or reducing the number of shares subject to, or the value of, outstanding vested or unvested equity awards; and/or
●	Taking any other remedial and recovery action permitted by law, as determined by the Administrator.

VI.	Impracticability

The Administrator will recover any Erroneously Awarded Compensation in accordance with this Policy unless the Administrator determines that such recovery would be impracticable because (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, (ii) recovery would likely cause an otherwise tax-qualified, broad-based retirement plan of the Company to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, or (iii) the Administrator otherwise makes such determination in accordance with Rule 10D-1 and the listing standards of Nasdaq. Before concluding that it would be impracticable to recover any Erroneously Awarded Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, and the Company Secretary, on behalf of the Administrator, shall document such reasonable attempt(s) to recover and provide that documentation to Nasdaq when required.

VII.	No Indemnification or Insurance

Neither the Company nor any of its subsidiaries or affiliates shall indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation. Further, neither the Company nor any of its subsidiaries or affiliates shall pay or reimburse any Covered Executive for any insurance policy entered into by a Covered Executive that provides for full or partial coverage of any recoupment obligation under this Policy.

VIII.	Interpretation

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed.

IX.	Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

X.	Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with applicable law and regulation, including any rules or standards adopted by Nasdaq. The Board may terminate this Policy at any time.

XI.	Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company (i) under applicable law, (ii) pursuant to the terms of any similar policy or recoupment provision in any employment agreement, severance agreement, equity award agreement, bonus plan or similar agreement or plan, and (iii) any other legal remedies available to the Company. Further, the provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002.

XII.	Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

XIII.	Disclosure

The circumstances of any recoupment pursuant to this Policy will be publicly disclosed where required by Rule 10D-1, Item 402 of Regulation S-K and Rule 5608 or any other applicable law, rule, or regulation. In accordance with Rule 10D-1, this Policy shall be filed with the SEC as an exhibit to the Company’s Form 10-K, as provided in Item 601(b) of Regulation S-K.

XIV.	Change of Listing

In the event that the Company lists its securities on any national securities exchange or national securities association other than Nasdaq, all references to “Nasdaq” in this Policy shall mean each national securities exchange or national securities association upon which the Company has a class of securities then listed.

Exhibit A

Merit Medical Systems, Inc.

Executive Incentive Compensation Clawback Policy

Acknowledgment Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Merit Medical Systems, Inc. Executive Incentive Compensation Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy. By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy.

COVERED EXECUTIVE
_________________________________
Print Name:_______________________
Date:_ ___________________________